UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2016

Crown Castle International Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive, Suite 600 Houston, TX	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 8, 2016, Crown Castle International Corp. (“Company”) closed its previously announced public offering of $600 million aggregate principal amount of the Company’s 3.400% Senior Notes due 2021 (“2021 Notes”) and $900 million aggregate principal amount of the Company’s 4.450% Senior Notes due 2026 (“2026 Notes” and, together with the 2021 Notes, “Notes”). The Notes were issued pursuant to an indenture dated as of April 15, 2014 (“Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as supplemented by the second supplemental indenture dated as of December 15, 2014 (“Second Supplemental Indenture”), between the Company and the Trustee, and the fourth supplemental indenture dated as of February 8, 2016 (“Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, “Indenture”), between the Company and the Trustee. The Company expects to use the net proceeds from the offering, together with cash on hand, to repay in full all outstanding borrowings under its $1.0 billion senior unsecured 364-day revolving credit facility (and, in connection therewith, terminate all commitments thereunder), and to repay $500 million of outstanding borrowings under its $2.5 billion senior unsecured revolving credit facility. The Company is filing the Fourth Supplemental Indenture as Exhibit 4.1 to this report. By filing this report, the Company is causing exhibit 4.1 to this report to be incorporated by reference herein.

The Notes are senior unsecured obligations of the Company, which rank equally with all existing and future senior indebtedness, including the Company’s obligations under its $5.5 billion senior unsecured credit facility, and senior to all future subordinated indebtedness of the Company. The Notes will effectively rank junior to all of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries. The 2021 Notes will bear interest at a rate of 3.400% per annum, and the 2026 Notes will bear interest at a rate of 4.450% per annum, both payable semi-annually on February 15 and August 15, to persons who are registered holders of the Notes on the immediately preceding February 1 and August 1, beginning on August 15, 2016.

The Indenture limits the ability of the Company and its subsidiaries to incur certain liens and merge with or into other companies, in each case subject to certain exceptions and qualifications set forth in the Indenture.

In the event of a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or any part of the Notes at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.

The 2021 Notes will mature on February 15, 2021, and the 2026 Notes will mature on February 15, 2026. However, the Company, at its option, may redeem some or all of the Notes at any time or from time to time prior to their maturity. If the Company elects to redeem the 2021 Notes prior to January 15, 2021 (the date that is one month prior to their maturity date), or the 2026 Notes prior to November 15, 2025 (the date that is three months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium and accrued and unpaid interest, if any. If the Company elects to redeem the 2021 Notes on or after January 15, 2021 (the date that is one month prior to their maturity date), or the 2026 Notes on or after November 15, 2025 (the date that is three months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations under the Indenture and is qualified in its entirety by reference to the terms of the Base Indenture and the Fourth Supplemental Indenture attached hereto as Exhibit 4.1.

ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information in Item 1.01 is incorporated herein by reference.

ITEM 8.01 – OTHER EVENTS

In connection with the offering of the Notes, the Company is filing the Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Dividends on Preferred Stock and Losses on Purchases of Preferred Stock for the nine months ended September 30, 2015 and each of the five years ended December 31, 2014 as Exhibit 12.1 to this Current Report on Form 8-K.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

4.1	Fourth Supplemental Indenture dated February 8, 2016, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated April 15, 2014, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes (including the consent required with respect thereto)

12.1	Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Dividends on Preferred Stock and Losses on Purchases of Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Kenneth J. Simon
Name:	Kenneth J. Simon
Title:	Senior Vice President and General Counsel

Date: February 8, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Supplemental Indenture dated February 8, 2016, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated April 15, 2014, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes (including the consent required with respect thereto)

12.1	Computation of Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Dividends on Preferred Stock and Losses on Purchases of Preferred Stock